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Exhibit 21.01

SUBSIDIARIES OF KEYNOTE SYSTEMS, INC.

Keynote Canada, a corporation organized under the laws of Canada
Keynote Europe BV, a corporation organized under the laws of the Netherlands
Keynote German Holding Company GmbH, a corporation organized under the laws of Germany
Keynote German Management GmbH, a corporation organized under the laws of Germany
Keynote SIGOS GmbH, a corporation organized under the laws of Germany
Keynote Sigos Asia Pacific Pte. Ltd., a corporation organized under the laws of Singapore
Mobile Complete, Inc., a Delaware corporation
Velogic, Inc., a California corporation
Vividence Corporation, a California corporation
Zandan S.A., a corporation organized under the laws of France

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  Exhibit 21.01